UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  April 9, 2018

U.S. PREMIUM BEEF, LLC

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-115164

20-1576986
(Commission File Number)	(I.R.S. Employer Identification No.)

12200 North Ambassador Drive

Kansas City, Missouri
64163
(Address of principal executive offices)	(Zip Code)

(816) 713-8800
Registrant’s telephone, number, including area code

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On April 9, 2018, an agreement was executed between NBM US Holdings, Inc., a Delaware corporation, Marfrig Global Foods S.A., a Brazilian corporation, Leucadia National Corporation, a New York corporation, NBPCo Holdings, LLC, a South Dakota limited liability company, and National Beef Packing Company, LLC, a Delaware limited liability company.  Under that agreement, Leucadia National Corporation agreed to sell to NBM US Holdings, Inc., which is a subsidiary of Marfrig Global Foods S.A., an amount of equity interests in National Beef Packing Company, LLC such that, as a result of the consummation of the transaction, Leucadia National Corporation will no longer hold the majority of equity interests in National Beef Packing Company, LLC. Prior to the consummation of the transaction, Leucadia National Corporation holds the majority of equity interests in National Beef Packing Company, LLC.  Upon consummation of the transaction, which is expected to close in the second quarter of 2018, NBM US Holdings, Inc. will hold 51% of the outstanding equity interests in National Beef Packing Company, LLC, and will therefore replace Leucadia National Corporation as the majority equity-holder in National Beef Packing Company, LLC.

USPB, which currently holds 15% of the outstanding equity interests in National Beef Packing Company, LLC, will continue to own that same portion of National Beef following the consummation of the transaction described above.  The transaction is subject to certain limited conditions to closing and will require certain regulatory approvals prior to closing.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. PREMIUM BEEF, LLC

By: /s/ Stanley D. Linville_______
Stanley D. Linville
Chief Executive Officer

Dated:  April 12, 2018